EXHIBIT 10.1

May 17, 2005

VIA HAND DELIVERY

Donald M. Muir
c/o 132 Fairgrounds Road
West Kingston, RI 02892

Dear Don:

This will confirm that you have resigned your employment with American Power Conversion Corporation and its subsidiaries (collectively “APC”) to pursue other interests, effective as of May 17, 2005 (the “Resignation Date”).  As of the Resignation Date, your salary will cease, and any entitlement you have or might have under an APC-provided benefit plan, program or practice will terminate, except as otherwise required by federal or state law.  This letter agreement (“Agreement”) spells out the terms of your separation from employment with APC.

1.               In consideration for your execution of this Agreement, including specifically the release provisions in Section 3, APC agrees to the following:

(a)          You will be paid an aggregate of $500,000 in severance pay, minus any applicable federal, state and/or local taxes, deductions and withholdings, and any other agreed-upon deductions, in accordance with APC’s normal payroll practices, in eight (8) equal monthly installments of $62,500, commencing in the pay period following APC’s receipt of this Agreement signed by you.

(b)         You have the right under federal legislation, commonly referred to as “COBRA”, to continue participation in APC’s group health insurance plans (medical, dental) at your expense for a period of up to 18 months after termination of employment with APC, subject to limitations on that right imposed by COBRA.  Although not obligated to do so, APC will pay your health insurance premiums for the twelve (12) months that follow the month in which the Resignation Date falls or until you are eligible for other health insurance coverage by virtue of becoming employed, whichever comes first.  At the conclusion of the 12-month period, you will be permitted to continue participation in the group health insurance plans by payment of the entire appropriate monthly premium for the remainder of the 18-month COBRA period (subject to the limitations on that right imposed by COBRA). You understand that, in accordance with COBRA, APC’s obligations under this paragraph may terminate in any event if you are not eligible or become covered by another health insurance plan prior to the end of the 18-month period following your termination of employment.  Documents relating to your COBRA rights will be provided separately.

2.               You understand and agree that the payments and benefits offered to you in Section 1 of this Agreement are in addition to any payments or benefits to which you are otherwise entitled because of your employment with the Company.

3.  (a)  In exchange for the amounts described in Section 1 of this Agreement, and other good and valuable consideration, you knowingly and voluntarily agree that you, your representatives, agents, estate, heirs, successors and assigns absolutely and unconditionally release, indemnify, hold harmless and forever discharge the Company and its parent, subsidiaries, divisions, affiliates, successors and/or assigns and their respective current and/or former officers, directors, shareholders, agents, and employees, both individually and in their official capacities (collectively referred to throughout this Agreement as the “Releasees”), of and from any and all actions, causes of action, suits, claims, complaints, liabilities, agreements, promises, contracts, torts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, which you have or may have against the Releasees, including, but not limited to: (i) any and all claims arising out of or in connection with your employment, change in employment, resignation or termination; (ii) any and all claims based on any federal, state or local law, constitution or regulation dealing with employment, employment discrimination, retaliation and/or employment benefits such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, marital status, national origin, ancestry, handicap or disability, family or medical leave, veteran status or any military service or application for military service; (iii) any and all claims based on any alleged public policy, contract (whether oral or written, express or implied), tort, or any other statutory or common law claim of any nature whatsoever; and/or (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  This provision is intended by you to be all-encompassing and to act as a full and total release of any and all claims, whether specifically enumerated herein or not, that you and your representatives, agents, estate, heirs, successors and assigns have, may have or have had against the Releasees from the beginning of the world to the date of this Agreement.

(b)          You not only release and discharge the Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but you also specifically waive any right to recover any award(s) as a member of any class in a case in which any claim(s) against the Releasees are made, including, without limitation, claims involving any matters arising out of your employment with, change in employment status with, or resignation/termination from employment with APC.

(c)          The amounts set forth above in Section 1 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of Releasees to you, including, without limitation, all claims for wages, salary, draws, incentive pay, bonuses, stock and stock options, restricted stock or restricted stock units, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

4.               By signing this Agreement, you understand and agree:  (a) that this Agreement sets forth the entire agreement between you and APC and supersedes all other agreements, representations, and or understandings, whether oral or written, with respect to the subject matter herein; (b) that nothing in this Agreement is intended to mean that APC has engaged in any wrongdoing or unlawful conduct; (c) that you will not disclose the existence or the contents of this Agreement to anyone but your attorney, advisor or spouse, provided that nothing in this Agreement shall bar you from providing truthful testimony in any legal proceeding or cooperating with any governmental agency, however, you understand and agree that APC may publicly disclose your resignation and the existence of this Agreement and/or its contents; (d) that you will continue to be bound by your obligation under Employee Non-Disclosure and Development Agreement between you and APC, which shall remain in full force and effect in accordance with its terms; (e) that this Agreement can be modified only in a written agreement signed by you and APC; and (f) that this Agreement shall be interpreted pursuant to its fair meaning and shall not be strictly construed for or against either party.

5.               In addition to the above, and in consideration of the amounts described in Section 1 of this Agreement, by signing this Agreement you agree (i) not to make disparaging, critical or otherwise detrimental comments, in any form, forum or media, to any person or entity concerning APC and its officers, directors, shareholders, trustees, or employees, concerning the services or programs provided or to be provided by APC, concerning the business affairs or the financial condition of APC, or concerning the circumstances surrounding your employment with and/or separation from APC; (ii) for a period of one (1) year from the Resignation Date, not to, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, recruit, solicit for hire, hire or knowingly permit any company or business organization in which you are employed or which is directly or indirectly controlled by you to recruit, solicit for hire or hire any APC employee, agent, representative or consultant, or any such person who has terminated his/her relationship with APC within six months following the Resignation Date; and (iii) not at any time, whether during or after the Resignation Date, use, permit to be used or reveal to any person or entity any of the trade secrets or confidential information concerning the organization, personnel, business, technology or finances of the APC or any third party which APC is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting products, designs, systems, processes, software programs, marketing plans and/or strategies, sales plans and/or strategies, information regarding APC’s employees, customer lists, customer profiles and any other information collected by and/or created by APC regarding customers, and other projects, plans and proposals).

6.               You understand that, whether or not you sign this Agreement, you must immediately return to APC all property of APC in your possession or control, including, but not limited to, company records, files, laptop computers, cellular telephones, credit cards, keys and security badges.

7.               You confirm that no charge, complaint or action filed by you or on your behalf against the Releasees exists in any forum or form.

8                  In connection with the resignation of your employment with APC, you confirm that such resignation includes your resignation as Senior Vice President, Finance and Administration and Chief Financial Officer of APC, as well as resignation as an officer and/or director of any subsidiary or affiliate of APC.

9.               This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, without regard to its conflict of laws provision.  Should any provision of the Agreement be declared unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language contained in Section 3, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  This Agreement cannot be assigned by you and shall inure to the benefit of APC’s successors and assigns.

10.         If this Agreement correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me on May 17, 2005.

Very truly yours,

/s/ Andrew Cole
Andrew Cole,
Vice President—Organizational Development

I acknowledge that I have read the foregoing Agreement, and that I carefully considered and fully understand the terms and conditions of such Agreement. I acknowledge that I am signing this Agreement knowingly and voluntarily.  In entering into this Agreement, I do not rely on any representation, promise or inducement made by APC, the Releasees or their attorneys, with the exception of the consideration described in this document.

ACCEPTED:

/s/ Donald M. Muir	May 17, 2005
Signature	Date